As filed with the Securities and Exchange Commission on January 16, 1997. Registration No. 333-18933

===========================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                             ____________________
                               AMENDMENT NO. 1
                                      TO
                                  FORM S-3
                            REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                             ____________________


                       BIOJECT MEDICAL TECHNOLOGIES INC.
             (Exact Name of Registrant as Specified in Its Charter)


                            7620 SW Bridgeport Road
                            Portland, Oregon  97224
                                (503) 639-7221
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


           Oregon                        3845                  93-1099680
----------------------------   --------------------------    ---------------
(State or other jurisdiction  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization) Classification Code Number)   Identification
                                                                 Number)
                               James C. O'Shea
                           Chief Executive Officer
                       Bioject Medical Technologies Inc.
                            7620 SW Bridgeport Road
                            Portland, Oregon  97224
                                 (503) 639-7221

       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ____________________

                                   Copies to:
                            Christopher J. Barry, Esq.
                              BOGLE & GATES P.L.L.C.
                       Two Union Square, 601 Union Street
                            Seattle, Washington  98101
                                   206-682-5151
                               ____________________

Approximate date of commencement of proposed sale to the public: At such time or from time to time after the effective date of this Registration Statement as the respective Selling Shareholders shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /



If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___________________

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ____________________


                         CALCULATION OF REGISTRATION FEE

                                     Proposed Maximum      Proposed Maximum
Title of Shares     Amount to be         Offering          Aggregate Offering
Amount of
to be Registered    Registered(1)    Price Per Share(2)          Price(2)
Registration Fee
----------------    -------------    ------------------    ------------------
----------------

 COMMON STOCK          628,986            $0.78125              $491,395
$149.00
================    =============    ==================    ==================
================
(1)  Includes an indeterminate number of shares of Common Stock that may be issued in connection
     with a stock split, stock dividend, recapitalization or similar event.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c)
     and based on the average of the bid and asked price of the Common Stock of the Registrant reported on the NASDAQ National Market on January 10, 1997.

                                 ____________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.





                                  PROSPECTUS

                                7,024,986 SHARES
                        BIOJECT MEDICAL TECHNOLOGIES INC.
                                 COMMON STOCK
                             _____________________

     This Prospectus pertains to the offer and sale from time to time of up to 7,024,986 shares (the "Shares") of common stock, without par value (the "Common Stock"), of Bioject Medical Technologies Inc. ("Bioject" or the "Company") by or for the account of certain of the Company's shareholders (collectively, the "Selling Shareholders"). See "Selling Shareholders."

     The Shares offered hereby may be sold by the Selling Shareholders directly or through agents, underwriters or dealers as designated from time to time or through a combination of such methods. The Company will receive none of the proceeds from any sale of Shares by or for the account of the Selling Shareholders. The Selling Shareholders and any broker-dealers that participate with one or more of the Selling Shareholders in the distribution of the Shares may be deemed to be underwriters and any commissions received or profit realized by them in connected with the resale of the Shares might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). See "Selling Shareholders" and "Plan of Distribution."

     The Company has agreed to bear all expenses relating to this registration, other than underwriting discounts and commissions. In addition, the Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. See "Selling Shareholders" and "Plan of Distribution."

     The Common Stock is quoted on the NASDAQ National Market under the symbol "BJCT". On January 15, 1997, the closing bid price of the Common Stock as reported by NASDAQ was $1.25.
                              _____________________

     See "Risk Factors" in this Prospectus for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock.
                              _____________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Shares may be offered from time to time in negotiated transactions or otherwise at market prices prevailing at the time of each sale, subject to the right of the Selling Shareholders to reject any order in whole or in part.

The date of this Prospectus is January 16, 1997.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street N.W., Washington, D.C. 20549, a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the Shares offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain financial and other information relating to the Company is contained in the documents indicated below under "Incorporation of Certain Documents By Reference" which are not presented herein or delivered herewith. For further information with respect to the Company and the Shares, reference is made to the Registration Statement and such exhibits, copies of which may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

     Statements contained in this Prospectus as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. In addition, the Common Stock is listed on the NASDAQ National Market. Material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference:

1.     The Company's Annual Report on Form 10-K for the year ended
       March 31, 1996.

2. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

3. The Company's Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1996.

4. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

5.     The Company's Current Report on Form 8-K dated June 26, 1996.

6.     The Company's Current Report on Form 8-K/A dated June 26, 1996.

7.     The Company's Current Report on Form 8-K dated December 11, 1996.

8.     The Company's Current Report on Form 8-K dated January 14, 1997.

9. The description of the Company's Common Stock contained in the Company's registration statement under Section 12 of the Exchange Act, dated January 29, 1987, and any amendment or report updating such description, including without limitation, Amendment No. 1 thereto dated October 5, 1987, Amendment No. 2 thereto dated October 26, 1987, Amendment No. 3 thereto dated December 23, 1987, Amendment No. 4 thereto dated January 27, 1988 and Amendment No. 5 thereto dated February 9, 1988, the Company's Current Reports on Form 8-K dated December 17, 1992, November 29, 1995 and December 14, 1995.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing of such reports and documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in the Registration Statement containing this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the foregoing documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such documents should be directed to the Secretary of the Company at 7620 SW Bridgeport Road, Portland, Oregon 97224 (telephone number: (503) 639-7221).

                                 THE COMPANY

     Bioject develops, manufactures and markets a jet injection system for needle-free drug delivery. Using this technology for injections virtually eliminates the associated risk of contaminated needlestick injuries and resulting blood-borne pathogen transmission, a major concern throughout the healthcare industry. The Company manufactures and markets a professional jet injection system, the Biojector 2000, which allows healthcare professionals to inject medications through the skin, both intramuscularly and subcutaneously, without a needle. The Biojector 2000 system consists of two components: a hand-held, reusable jet-injector; and a sterile, single-use disposable syringe. The system is capable of delivering variable dose needle-free injections up to 1 ml. Additionally, the Company is manufacturing a self-injection system for delivery of Betaseron(r) to multiple sclerosis patients pursuant to an agreement with Schering AG, Germany, signed June 26, 1996 and the Company is also developing systems for Hoffmann-La Roche to use with their products pursuant to an agreement signed January 10, 1995.

     The Company was formed in December 1992 for the sole purpose of acquiring all the capital stock of Bioject Medical Systems Ltd. in a stock-for-stock exchange in order to establish a U.S. domestic corporation as the publicly traded parent company for Bioject Inc. and Bioject Medical Systems Ltd. All references to the Company herein are to Bioject Medical Technologies Inc. and its subsidiaries, unless the context requires otherwise. The Company's executive offices and operations are located at 7620 S.W. Bridgeport Road, Portland, Oregon 97224, and its telephone number is (503) 639-7221.

     The Company's operations are conducted by Bioject Inc., an Oregon corporation, which is a wholly-owned subsidiary of Bioject Medical Systems Ltd. Bioject Medical Systems Ltd., a company organized under the laws of British Columbia, Canada, is, in turn, wholly-owned by the Company.

     "Biojector(r)" and "Bioject(r)" are trademarks of the Company.


                             RECENT DEVELOPMENTS

     In December 1996, announced that it will supply the Biojector 2000 to the Department of Health for the City of New York for use in its Hepatitis B vaccine program to be administered to students in the public middle school system.

     In December 1996, the Company completed a private placement (the "First Placement") of 3,120,000 units, each unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock at an exercise price of $1.00. Proceeds to the Company, net of commissions (excluding estimated expenses) was $2 million. Preferred Technology, Inc. ("PTI") acted as agent in connection with the First Placement and in connection therewith, received $107,640 as a placement fee and a warrant to acquire 156,000 shares of Common Stock at a exercise price per share of $0.828125 (the "Agent's Warrant").

     In December 1996, the Company completed a private placement (the "Second Placement", together with the First Placement, the "Placements") of 314,493 units, each unit consisting of one share of Common Stock and one warrant (together with the warrants from the First Placement, the "Warrants") to purchase one share of Common Stock at an exercise price of $1.00. Veber Partners acted as agent in connection with the Second Placement and in connection therewith, received $34,860 as a placement and financial advisory fee.

     The Warrants, which are exercisable in whole or from time to time in part, expire five years from the date of issuance, and are transferrable subject to compliance with all applicable federal and state securities laws.


                                RISK FACTORS

     The Shares offered hereby involve a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before making an investment in the Shares offered hereby. This Registration Statement and documents incorporated herein contain forward-looking statement within the
meaning of Section 27A of the Securities Act.   Discussion containing such
forward-looking statements may be found in the material within this Registration Statement generally as well as within the documents listed under "Incorporation of Certain Documents by Reference" and documents subsequently filed pursuant to Section 13(a), 13(c) 14 and 15(d) of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and the matters set forth in the Registration Statement generally. The Company cautions the reader that this list of factors may not be exhaustive.

Uncertainty of Market Acceptance. The Company's success will depend upon market acceptance of its jet injection drug delivery system, the Biojector 2000 system, and, to a lesser extent, other products under development. Currently, the dominant technology used for intramuscular and subcutaneous injections is the hollow-needle syringe. Needle-syringes, while low in cost, have limitations, particularly relating to contaminated needlestick injuries. Use of the Biojector 2000 system for intramuscular and subcutaneous injections virtually eliminates the associated risk of these injuries; however, the cost per injection is significantly higher. As with any new technology, there can be no assurance that the Biojector 2000 system will compete successfully. A previous jet injection system manufactured by the Company did not achieve market acceptance and is no longer being marketed. The Biojector 2000 was introduced in January 1993. To date, the major portion of sales have been to HMI which have not been placed in service and which the Company has committed to repurchase at a substantial discount to the original selling price. Failure of the Biojector 2000 system to gain market acceptance would have a material adverse effect on the Company's financial condition and results of operations.

History of Losses; Uncertain Profitability. Since its formation in 1985, the Company has incurred significant annual operating losses and negative cash flow. At September 30, 1996, the Company had an accumulated deficit of $32.3 million. The Company's revenues to date have been derived primarily from licensing and technology fees, and from product sales, a majority of which were sales to dealers for the stocking of inventories and to HMI. There can be no assurance that the Company will be able to generate significant revenues or achieve profitability.

Need for Additional Financing. The Company anticipates that the cash on hand at January 1, 1997 combined with revenues and other cash receipts, will be sufficient to meet the cash requirements of the Company's current operations to the second quarter of fiscal 1998. Additional financing will be required before that time to provide for working capital needs and cash reserves. However, the Company may require additional capital sooner for a number of reasons, including poor operating results, unanticipated expenses, growth which is more rapid than anticipated, or new product development programs. Failure to obtain needed additional capital on terms acceptable to the Company, or at all, could significantly restrict the Company's operations and ability to continue product development and growth and materially adversely affect the Company's business.

Limited Manufacturing Experience; Need to Reduce Unit Cost. The Company has limited experience manufacturing its products in commercial quantities. The Company has increased its production capacity for the Biojector 2000 system through automation of, and changes in, production methods. The current cost per injection of the Biojector 2000 system is substantially higher than that of traditional needle-syringes, its principal competition. A key element of the Company's business strategy is to reduce the overall system cost through automating production and packaging. The Company has experienced and may experience setbacks and delays in its cost reduction efforts including failure to deliver reduced cost parts to specifications. There can be no assurance that the Company will be able to develop and implement effective high volume production or achieve necessary unit cost reductions. Failure to do either would adversely affect the Company's financial condition and results of operations.

Governmental Regulation. The Company's products and manufacturing operations are subject to extensive government regulation, both in the U.S. and abroad. In the U.S., the development, manufacture, marketing and promotion of medical devices are regulated by the Food and Drug Administration ("FDA") under the Federal Food, Drug, and Cosmetic Act ("FFDCA"). In 1987, the Company received clearance from the FDA under Section 510(k) of the FFDCA to market a hand-held CO2-powered jet injection system. The FFDCA provides that new premarket notifications under Section 510(k) of the FFDCA are required to be filed when, among other things, there is a major change or modification in the intended use of a device or a change or modification to a legally marketed device that could significantly affect its safety or effectiveness. A device manufacturer is expected to make the initial determination as to whether the change to its device or its intended use is of a kind that would necessitate the filing of a new 510(k) notification. Although the Biojector 2000 system incorporates changes from the system with respect to which the Company's 1987 510(k) marketing clearance was received and expands its intended use, the Company made the determination that these were not major changes or modifications in intended use or changes in the device that could significantly affect the safety or effectiveness of the device and that, accordingly, the 1987 510(k) clearance permitted the Company to market the Biojector 2000 system in the U.S. In June 1994, the Company received clearance from the FDA under 510(k) to market a version of its Biojector 2000 system in a configuration targeted at high volume injection applications.

Future changes to manufacturing procedures could necessitate the filing of a new 510(k) notification. Also, future products, product enhancements or changes, or changes in product use may require clearance under Section 510(k), or they may require FDA premarket approval ("PMA") or other regulatory approvals. PMAs and these other regulatory approvals generally involve more extensive prefiling testing than a 510(k) clearance and a longer FDA review process. Under current FDA policy, applications involving prefilled syringes would be evaluated by the FDA as drugs rather than devices, requiring NDAs or ANDAs. Depending on the circumstances, drug regulation can be more bureaucratic and time consuming than devise regulation.

FDA regulatory processes are time consuming and expensive, and there can be no assurance that product applications submitted by the Company will be cleared or approved by the FDA. In addition, the Company's products must be manufactured in compliance with Good Manufacturing Practices ("GMP") specified in regulations under the FDA Act. The FDA has broad discretion in enforcing the FDA Act, and noncompliance with the Act could result in a variety of regulatory actions ranging from product detentions, device alerts or field corrections, to mandatory recalls, seizures, injunctive actions, and civil or criminal penalties.

Distribution of the Company's products in countries other than the U.S. may be subject to regulation in those countries. An application was made to the Japan Ministry of Health and Welfare to obtain necessary approvals to market the Biojector 2000 system in Japan which was not carried to completion by the Company's then Japanese distributor. The Company cannot accurately predict the time required for any such regulatory approval to be obtained. There can be no assurance that approval will be granted for any particular regulatory application or that approval will be granted to the extent of the scope claimed in any such application. Regulatory authorities may request additional clinical data or other documentation to support regulatory applications by the Company. Any such request could significantly delay approval based on the time and effort required by the Company to obtain the required additional information. In addition, the costs associated with obtaining additional clinical data could have a material adverse effect on the Company's results of operations, if pursued.

Uncertainty in Healthcare Industry; Government Healthcare Reform Proposal.
The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare facilities. During the past several years, the healthcare industry has been subject to increased government regulation of reimbursement rates and capital expenditures. Among other things, third party payors are increasingly attempting to contain healthcare costs by limiting both coverage and reimbursement levels for healthcare products and procedures. Because the price of the Biojector 2000 system exceeds the price of needle injection systems, cost control policies of third party payors, including government agencies, may adversely affect use of the Biojector 2000 system.

Dependence on Third-Party Relationships. The Company is dependent on third parties for distribution of the Biojector 2000 system to certain market segments, for the manufacture of component parts, and for assistance with the development and distribution of its future Betaseron self-injection and application specific systems.

The Company intends to seek relationships to distribute to the physician office market in the future. Past dealer relationships have not been successful. There can be no assurance that the Company's future dealers will provide sufficient sales support to establish the Company's current product.

The Company's current manufacturing processes for the Biojector 2000 jet injector and disposable syringes consist primarily of assembly of component parts supplied by outside suppliers. Certain of these components are currently obtained from single sources, with some components requiring significant production lead times. In the past, the Company has experienced delays in the delivery of certain components, although to date no such delays have had a material adverse effect on the Company's operations. There can be no assurance that the Company will not experience delays in the future, or that such delays would not have a material adverse effect on the Company's financial condition and result of operations.

The Company has entered into agreements with certain major pharmaceutical companies for development and distribution of jet injection systems. These companies have the right to terminate these agreements at certain phases as defined in the agreements. There can be no assurance these companies' interest and participation in the projects will continue. Failure to receive additional funding from these companies could adversely affect the development and production of the products involved and, correspondingly, the Company's financial condition and results of operations.

Ability to Manage Growth. If the Company's products achieve market acceptance, the Company may experience rapid growth. Such growth may require expanded customer services and support, increased personnel throughout the Company, expanded operational and financial systems, and the implementation of new control procedures. There can be no assurance that the Company will be able to attract qualified personnel or successfully manage expanded operations. As the Company expands, it may from time to time experience constraints that would adversely affect its ability to satisfy customer demand in a timely fashion. Failure to manage growth effectively could adversely affect the Company's financial condition and results of operations.

Competition. The medical equipment market is highly competitive and competition is likely to intensify. The Company's products compete primarily with traditional needle-syringes, "safety syringes" and also with other alternative drug delivery systems. While the Company believes its products provide a superior drug delivery method, there can be no assurance that the Company will be able to compete successfully with existing drug delivery products. Many of the Company's competitors have longer operating histories as well as substantially greater financial, technical, marketing and customer support resources than the Company. There can be no assurance that one or more of these competitors will not develop an alternative drug delivery system that competes more directly with the Company's products, or that the Company's products would be able to compete successfully with such a product.

Dependence on Single Technology. The Company's strategy has been to focus its development and marketing efforts on its jet injection technology. This focus renders the Company particularly sensitive to competing products and alternative drug delivery systems. The Company believes that healthcare providers' desire to minimize the use of the traditional needle-syringe has stimulated development of a variety of alternative drug delivery systems such as "safety syringes," jet injection systems and transdermal diffusion "patches." In addition, pharmaceutical companies frequently attempt to develop drugs for oral delivery instead of injection. While the Company believes that for the foreseeable future there will continue to be a significant need for injections, there can be no assurance that alternative drug delivery methods will not be developed which are preferable to injection.

Patents and Proprietary Rights. The Company relies on a combination of trade secrets, confidentiality agreements and procedures, and patent prosecution to protect its proprietary technologies. The Company has been granted seven patents in the United States and eight patents in certain other countries covering certain technology embodied in its current jet injection system and certain manufacturing processes. Additional patent applications are pending in the U.S. and certain foreign countries. There can be no assurance that the claims contained in any patent application will be allowed, or that any patent will provide adequate protection for the Company's products and technology.
In the absence of patent protection, the Company may be vulnerable to competitors who attempt to copy the Company's products or gain access to its trade secrets and know-how. In addition, the laws of foreign countries may not protect the Company's proprietary rights to this technology to the same extent as the laws of the U.S. The Company believes that it has independently developed its technology and attempts to ensure that its products do not infringe the proprietary rights of others, and the Company knows of no infringement claims. However, any such claims could have a material adverse affect on the Company's financial condition and results of operations.

Product Liability and Reliability. Producers of medical devices may face substantial liability for damages in the event of product failure or if it is alleged the product caused harm. The Company currently maintains product liability insurance and has not experienced any product liability claims to date. There can be no assurance, however, that the Company will not be subject to such claims, that the Company's current insurance would cover such claims, or that adequate insurance will continue to be available on acceptable terms to the Company in the future. The Company's business could be adversely affected by product liability claims.

Dependence upon Key Employees. The Company's success is dependent upon the retention of its executive officers and other key employees. Competition exists for qualified personnel and the Company's success will depend in part upon attracting and retaining such personnel. Failure in these efforts could have a material adverse effect on the Company's business, financial condition or results of operations.

Shares Eligible For Future Sale. Of the 19,051,205 shares of common stock currently outstanding, 1,500,000 of those shares were held in escrow for WAM Partnership, a limited partnership of which Mr. Carl Wilcox was the managing partner. In June 1996, the shares were released from escrow and may be sold. In November and December 1995, the Company completed a private placement of 2,303,009 units (each unit representing one share of common stock and a warrant to purchase one share of common stock). The Company also granted a warrant to its placement agent in the private placement to purchase 137,086 shares of common stock. The shares issued in the private placement were registered for resale on a Registration Statement on Form S-3. In December 1996, the Company completed the Placements of 3,434,493 units (each unit representing one share of common stock and a warrant to purchase one share of common stock). The Company also granted a warrant to its placement agent in the First Placement to purchase 156,000 shares of common stock.
See "Recent Developments." In each of the private placements, the Company also granted registration rights with respect to the shares issuable upon exercise of the warrants. Sales of substantial numbers of common stock in the public market, or the availability of such shares for sale, could adversely affect the market price for the common stock and make it more difficult for the Company to raise funds through equity offerings in the future.

Possible Adverse Effects on Trading Market. The Common Stock is quoted on the NASDAQ National Market. There are a number of continuing requirements that must be met in order for the Common Stock offered hereby to remain eligible for quotation on the NASDAQ National Market or the NASDAQ SmallCap Market. In order to continue to be quoted on NASDAQ, a company must maintain $2 million in total assets, a $200,000 market value of the public float and $1 million in total capital and surplus. In addition, continued quotation requires two marketmakers and a minimum bid price of $1.00 per share; provided, however, that if a company falls below such a minimum bid, it will remain eligible for continued quotation on NASDAQ if the market value of the public float is at least $1 million and the company has $2 million in capital and surplus. In November 1996, NASDAQ approved changes to its quantitative and qualitative standards for issuers listing on NASDAQ, subject to public comment and approval by the Commission. Among the proposed changes are the elimination of the alternative test for issuers failing to meet the minimum bid price of $1.00 and an increase in the quantitative standards for both the NASDAQ National Market and the NASDAQ SmallCap Market.

The failure to meet the maintenance criteria in the future could result in the delisting of the Company's Common Stock from NASDAQ. In such event, trading, if any, in the Common Stock may then continue to be conducted in the non-NASDAQ over-the-counter market. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's Common Stock. In addition, if the Common Stock was delisted from trading on NASDAQ and the trading price of the Common Stock was less than $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock. The additional burdens imposed upon broker-dealers may discourage broker-dealers from effecting transactions in penny stocks, which could reduce the liquidity of the shares of Common Stock and thereby have a material adverse effect on the trading market for the securities.

Possible Volatility of Stock Price. The market for the Company's Common Stock and for the securities of other early stage, small market-capitalization companies has been highly volatile in recent years. The Company believes that factors such as quarter-to-quarter fluctuations in financial results, new product introductions by the Company or its competition, public announcements, changing regulatory environments, sales of Common Stock by certain existing shareholders and substantial product orders could contribute to the volatility of the price of the Company's Common Stock, causing it to fluctuate dramatically. General economic trends such as recessionary cycles and changing interest rates may also adversely affect the market price of the Company's Common Stock.

                               USE OF PROCEEDS

     The Shares offered hereby are being registered for the account of the Selling Shareholders and, accordingly, the Company will not receive any of the proceeds from the sale of the Shares.

                            SELLING SHAREHOLDERS

     The Shares being offered for resale by the Selling Shareholders were acquired in connection with the Placements and include (i) the Common Stock sold thereunder and (ii) the Common Stock issuable upon exercise of the Warrants and the Agent's Warrant. The term "Selling Shareholder" includes all persons acquiring securities in the Placement and persons acquiring such securities in permitted transfers from original holders thereof pursuant to the Registration Rights Agreement (described below) in transactions not requiring registration under the Securities Act.

     In connection with the Placement, the Company and the purchasers entered into a Registration Rights Agreement pursuant to which the Company agreed to use its best efforts to keep the registration, of which this Prospectus is a part, effective for at lease two years from the date hereof. In addition, the Company granted the Selling Shareholders certain "piggyback" registration rights in connection with the registration under the Securities Act of securities in connection with a public offering (other than a registration relating to the sale of securities solely to participants in employee benefit plans or in connection with certain transactions requiring shareholder approval). All rights granted pursuant to the Registration Rights Agreement terminate on the earlier of December 9, 2001 or such time as the aggregate number of Shares held by the Selling Shareholders represents less than 1% of the outstanding shares of the Company's Common Stock.

     The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock by the Selling Shareholders as of December 31, 1996, and as adjusted to reflect the sale of the Shares.

                                 Number of Shares    Maximum Number of
Shares Owned After
                                      Owned          Shares to be Sold
Offering(1)
                                     Prior To           under this        ----
----------------
Name                                 Offering           Prospectus
Number     Percent
-----------------------------    ----------------    -----------------    ----
------   -------

Hambrecht & Quist(2)                3,383,400             2,380,000
1,003,400      5.0%
Paramount Capital
  Asset Management Inc.(3)          2,857,142             2,857,142
--         *
Porter Capital Partners L.P.(4)     1,250,000               400,000
850,000      4.4%
Julie T. and Robert A.
  Berlacher(5)                        389,356               200,000
189,356       *
Robert A. Berlacher(6)                147,500                60,000
87,500       *
Franz J. Berlacher(7)                 260,000               100,000
160,000       *
Harry Mittelman(8)                    113,846                40,000
73,846       *
Sarlo Family Supporting
   Foundation(9)                       42,858                42,858
--         *
MDNH Partners(10)                     100,000               100,000
--         *
James A. Magdlen(11)                   93,250                60,000
33,250       *
Preferred Technology, Inc.(12)         45,000                45,000
--         *
Thomas Ashton (13)                     30,000                30,000
--         *
Frank Gauvain (14)                      5,000                 5,000
--         *
Edward Elliott (15)                    28,000                28,000
--         *
Frank Lyles (16)                       28,000                28,000
--         *
Sands Brothers & Co., Ltd. (17)        20,000                20,000
--         *
Gayle L. Veber (18)                   234,782               234,782
--         *
Micah A. Fierstein (19)               181,168                63,768
117,400       *
Peter Ley (20)                         72,464                72,464
--         *
Robert Friedman (21)                   57,972                57,972
--         *
Vincent Hockmeyer Jr. (22)            293,400               200,000
93,400       *
                                 ----------------    -----------------    ----
------   -------
       TOTAL                        9,633,138             7,024,986
2,608,152
                                 ================    =================
==========
_________________
*     Less than 1%.
(1)     Assumes that all of the Selling Shareholders will sell all Shares during the effective
period.

(2) Includes (i) 1,200,500 shares of Common Stock and (ii) 654,500 shares of Common Stock issuable upon exercise of the Warrants, held in the name of H&Q Healthcare
Investors.  Also
includes (i) 992,900 shares of Common Stock and (ii) 535,500 shares of Common
Stock issuable upon
exercise of the Warrants, held in the name of H&Q Life Sciences Investors.

(3) Includes (i) 1,000,000 shares of Common Stock and (ii) 1,000,000 shares of Common Stock issuable upon exercise of the Warrants, held in the name of The Aries Trust.
Also includes (i)
428,571 shares of Common Stock and (ii) 428,571 shares of Common Stock issuable upon exercise of the Warrants, held in the name of Aries Domestic Fund L.P.

(4) Includes 200,000 shares of Common Stock issuable upon exercise of the Warrants. Also includes (i) 425,000 shares of Common Stock and (ii) 425,000 shares of Common
Stock issuable upon
exercise of the warrants, held in the name of Porter Partners, L.P.

(5) Includes (i) 100,000 shares of Common Stock and (ii) 100,000 shares of Common Stock issuable upon exercise of the Warrants held in the name of Robert A. Berlacher and Julie T.
Berlacher, JTROS. Also includes 9,350 shares of Common Stock issuable upon exercise of warrants held in the name Robert A. Berlacher. Also includes (i) 6,667, 6,667, 6,667,
6,667, 6,667 and
6,667 shares of Common Stock and (ii) 6,667, 6,667, 6,667, 6,667, 6,667 and
6,667 shares of
Common Stock issuable upon exercise of warrants, held by Julie T. Berlacher as trustee, for the benefit of minor children, Elizabeth A. Berlacher, Kristen M. Berlacher,
Robert T. Berlacher,
Kelsey L. Berlacher, Lydia J. Berlacher and Heidi O. Berlacher, respectively.
Julie Berlacher is
the beneficial owner of the shares held for the benefit of her children. Also includes 66,667 shares of Common Stock issuable upon exercise of warrants held in the Julie T.
Berlacher Trust,
of which Julie Berlacher is the trustee. Also includes 33,335 shares of Common Stock issuable upon exercise of warrants held by Julie T. Berlacher. Robert A. Berlacher and Julie T. Berlacher are husband and wife.

(6)     Includes (i) 67,500 shares of  Common Stock, (ii) 30,000 shares of
Common Stock issuable
upon exercise of the Warrants and (iii) 50,000 shares of Common Stock issuable upon exercise of warrants, held in the name of Paine Webber as IRA Custodian FBO/Robert A.
Berlacher.

(7)     Includes (i) 80,000 shares of Common Stock, (ii) 50,000 shares of
Common Stock issuable
upon exercise of the Warrants and (iii) 30,000 shares of Common Stock issuable upon exercise of warrants, held in the name of Berlacher Cardiology Associates: Profit Sharing
Plan and Trust FBO
Franz J. Berlacher.  Also includes (i) 50,000 shares of Common Stock and (ii)
50,000 shares of
Common Stock issuable upon exercise of warrants, held in the name of Audrey E.
Berlacher.  Audrey
E. Berlacher is the wife of Franz A. Berlacher.

(8)     Includes (i) 20,000 shares of Common Stock and (ii) 20,000 shares of
Common Stock
issuable upon exercise of the Warrants, held in the name of Harry Mittelman, MD Pension Profit
Sharing Plan. Also includes 36,923 shares of Common Stock issuable upon exercise of warrants.

(9)     Includes (i) 21,429 shares of Common Stock and (ii) 21,429 shares of
Common Stock
issuable upon exercise of the Warrants, held in the name of Sarlo Family
Supporting Foundation.
Mr. Carlo Cannell is the trustee of the foundation.

(10) Includes 50,000 shares of Common Stock issuable upon exercise of the Warrants. Mike
Engmann is a partner in  MDNH Partners.

(11) Includes 30,000 shares of Common Stock issuable upon exercise of the Warrants. Also includes 33,250 shares of Common Stock, 20,250 of which are held in the name of James & Barbara
Magdlen Living Trust.

(12) Includes 45,000 shares of Common Stock issuable upon exercise of the Agent's Warrant.
Preferred Technology, Inc. acted as placement agent in the Placement.

(13)     Includes 30,000 shares issuable upon exercise of the Agent's Warrant.

(14)     Includes 5,000 shares issuable upon exercise of the Agent's Warrant.

(15)     Includes 28,000 shares issuable upon exercise of the Agent's Warrant.

(16)     Includes 28,000 shares issuable upon exercise of the Agent's Warrant.

(17)     Includes 20,000 shares issuable upon exercise of the Agent's Warrant.

(18) Includes (i) 117,391 shares of Common Stock and (ii) 117,391 shares of Common Stock issuable upon exercise of the Warrants held by Veber Investments VLLC of which Gayle Veber is the manager.

(19)     Includes (i) 118,284 shares of Common Stock and (ii) 31,884 shares of
Common Stock
issuable upon exercise of the Warrants. Also includes 31,000 shares of Common Stock issuable upon exercise of warrants.

(20) Includes 36,232 shares of Common Stock issuable upon exercise of the Warrants.

(21) Includes 28,986 shares of Common Stock issuable upon exercise of the Warrants.

(22) Includes (i) 160,000 shares of Common Stock and (ii) 100,000 shares of Common Stock issuable upon exercise of the Warrants held in the name of the Vincent
Hockmeyer Jr. Revocable
Trust of which Mr. Hockmeyer is the trustee. Also includes 33,400 shares of Common Stock.


No Selling Shareholder has held any position or office, or other material relationship with the Company or any of its predecessors or affiliates within the past three years. Robert A. Berlacher is an employee, principal and shareholder of Pacific Growth Equities, Inc. ("Pacific Growth"). Pacific Growth acted as the managing underwriter of a public offering of the Company's common Stock in 1993, and as agent to the Company in a private placement in November and December 1995. Pacific Growth currently makes a market in the Common Stock. Peter Ley and Robert Friedman are employees of Dominick & Dominick, Incorporated which performs strategic advisory work for the Company. Mike Engmann is an officer of PTI. Thomas Ashton, Frank Gauvain, Edward Elliott and Frank Lyles are employees, principals and shareholders of PTI. PTI acted as agent to the Company in the First Placement. Gayle Veber is a partner of Veber Partners which acted as agent to the Company in the Second Placement. See "Recent Developments."

                             PLAN OF DISTRIBUTION

     The distribution of the Shares by the Selling Shareholders may be effected from time to time in one or more transactions (which may involve block transactions), in special offerings, exchange distributions and/or secondary distributions, in negotiated transactions, or a combination or such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Such transactions may be effected on a stock exchange or the over-the-counter market. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from one or more of the Selling Shareholders for whom they may act as agent (which compensation may be in excess of customary commissions). Without limiting the foregoing, such brokers may act as dealers by purchasing any and all of the Shares covered by this Prospectus either as agents for others or as principals for their own accounts and reselling such securities pursuant to this Prospectus. The Selling Shareholders and any broker-dealers or other persons acting on the behalf that participate with such Selling Shareholders in the distribution of the Shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the Shares may be deemed to be underwriting discounts and commissions under the Securities Act. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and any of the Selling Shareholders with respect to the offer or sale of the Shares pursuant to this Prospectus.

     At the time that any particular offering of Shares is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of Shares being offered, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.



     The Selling Shareholders may from time to time pledge the Shares owned by them to secure margin or other loans made to one or more of the Selling Shareholders. Thus, the person or entity receiving the pledge of any of the Shares may sell them, in a foreclosure sale or otherwise, in the same manner as described above for a Selling Shareholder.

     The Company will not receive any of the proceeds from any sale of the Shares by the Selling Shareholders offered hereby.

     Pursuant to the Registration Rights Agreement, the Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. The Company shall bear customary expenses incident to the registration of the Shares for the benefit of the Selling Shareholders in accordance with the Registration Rights Agreement, other than underwriting discounts and commissions directly attributable to the sale of such securities by or on behalf of the Selling Shareholders.

     The Company has agreed to use its best efforts to keep the Registration Statement of which this Prospectus is a part effective for at least two years from December 11, 1996.

                               LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Bogle & Gates P.L.L.C., Seattle, Washington.

                                  EXPERTS

     The consolidated financial statements and schedule incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     Future financial statements of the Company and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this Prospectus in reliance upon the authority of that firm as experts in accounting and auditing in giving those reports to the extent said firm has audited those financial statements and consented to the use of their reports thereon.



=============================================================================

     No dealer, salesperson, or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, those to which it relates in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer. The delivery of this Prospectus at any time does not imply that there has been no change in the information set forth herein or in the affairs of the Company since the date hereof.


                                 7,024,986 Shares

                                   Common Stock

                                (without par value)

                             ________________________

                         BIOJECT MEDICAL TECHNOLOGIES INC.

                                  ________________

                                     PROSPECTUS
                                  ________________

                                  TABLE OF CONTENTS
                              ________________________





         Available Information
         Incorporation of Certain Documents by Reference
         The Company
         Recent Developments
         Risk Factors
         Use Of Proceeds
         Selling Shareholders
         Plan of Distribution
         Legal Matters
         Experts

                                  January 16, 1997


=============================================================================







                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table itemizes the expenses incurred by the Company in connection with the shares of Common Stock being registered. All of the amounts shown are estimates except the Securities and Exchange registration fee.

         Item                                                 Amount
         ----                                                 ------
         Securities and Exchange Commission
           Registration Fee........................        $1,694.00
         Blue Sky Fees and Expenses................             0.00
         Accounting Fees and Expenses..............         2,500.00
         Legal Fees and Expenses...................        13,000.00
                                                          ----------
                     TOTAL.........................       $17,194.00
                                                          ==========
_____________

* To be completed by amendment.

     The Selling Shareholders will pay no portion of the foregoing expenses.


ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Generally, Sections 60.387 through 60.414 of the Oregon Business Corporation Act (the "Act") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers in circumstances where the officer or director acted in good faith, in a manner that the director or officer reasonably believed to be in (or at least not opposed to) the best interests of the corporation and, if in a criminal proceeding, if the director or officer had no reasonable cause to believe his conduct was unlawful. Article IX of the Company's Bylaws provides for indemnification to the greatest extent permitted by the Oregon Act.

     Section 60.047 of the Oregon Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages resulting from conduct as a director, except in certain circumstances involving breach of the director's duty of loyalty to the corporation or its shareholders, intentional misconduct or knowing violation of the law, self dealing or approval of illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VII of the Company's Articles of Incorporation contains provisions implementing, to the fullest extent allowed, limitations on a director's liability to the Company or its shareholders. The Company currently maintains officers' and directors' liability insurance.






(a)  EXHIBITS.

Exhibit
Number       Description
-------      -----------

 4.1 Form of Registration Rights Agreement (Incorporated by reference to Exhibit 4.8 of the Registrant's Current Report on Form 8-K dated December 11, 1996)

 4.2 Form of Stock Subscription Agreement (Incorporated by reference to Exhibit 4.5 of the Registrant's Current Report on Form 8-K dated December 11, 1996)

 4.3 Form of Series D Common Stock Purchase Warrant (Incorporated by reference to Exhibit 4.6 of the Registrant's Current Report on Form 8-K dated December 11, 1996)

 4.4 Form of Series E Common Stock Purchase Warrant (Incorporated by reference to Exhibit 4.7 of the Registrant's Current Report on Form 8-K dated December 11, 1996)

 5.1         Opinion of Bogle & Gates P.L.L.C.

23.1         Consent of Bogle & Gates P.L.L.C. (included in Exhibit 5.1)

23.2         Consent of Arthur Andersen LLP

24.1         Power of Attorney (see signature page)

ITEM 17     UNDERTAKINGS.

    (a)     Rule 415 Offering.

            The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;



provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and
(a)(1)(ii) above do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof;

            (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)     Filings Incorporating Subsequent Exchange Act Documents by
Reference.

             The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h)     Indemnification for Liabilities.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expense incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue


                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on January 16, 1997.
                                        BIOJECT MEDICAL TECHNOLOGIES INC.

                                        BY:  /s/ James C. O'Shea
                                             --------------------------------
                                             James C. O'Shea
                                             Chairman, Chief Executive Officer
                                               and President

                           POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints James
C. O'Shea and Peggy J. Miller, or either of them, his/her attorneys-in-fact, with the power of substitution, for him/her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                  Title                             Date
---------                  -----                             ----
/s/ James C. O'Shea        Chairman of the Board, Chief      January 16, 1997
-------------------        Executive Officer and President
James C. O'Shea            (Principal Executive Officer)

/s/ Peggy J. Miller        Vice President, Chief Financial   January 16, 1997
-------------------        Officer and Secretary/Treasurer
Peggy J. Miller            (Principal Accounting and
                            Financial Officer)

*                          Director                          January 16, 1997
----------------------
William A. Gouveia

*                          Director                          January 16, 1997
--------------------
John Ruedy, M.D.

*                          Director                          January 16, 1997
---------------------
Cecil E. Spearman

*                          Director                          January 16, 1997
---------------------
Grace Keeney Fey

*                          Director                          January 16, 1997
---------------------
Eric T. Herfindal

*By: /s/ James C. O'Shea
----------------------
James C. O'Shea, Attorney-in-Fact





                              INDEX TO EXHIBITS
                          ACCOMPANYING THIS FILING

Exhibit
Number       Description
-------      -----------

 5.1         Opinion of Bogle & Gates P.L.L.C.

23.2         Consent of Arthur Andersen L.L.P.





                        [BOGLE & GATES P.L.L.C. LETTERHEAD]
                                                                  EXHIBIT 5.1


                                                           January 16, 1997


Bioject Medical Technologies Inc.
7620 S.W. Bridgeport Road
Portland OR  97224


Gentlemen and Ladies:

 We are delivering this opinion in connection with the Registration
Statement on Form S-3 (the "Registration Statement") of Bioject Medical Technologies Inc. (the "Company") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to an aggregate of 7,024,986 shares, without par value, of common stock of the Company (the "Shares") to be resold by certain selling shareholders named therein (the "Selling Shareholders").

 We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments relating to the incorporation of the Company and to the authorization and issuance of the Shares, and have made such investigations of law, as we have deemed necessary and advisable.

 Based upon the foregoing and having due regard for such legal questions as we have deemed relevant, we are of the opinion that:

      The 3,434,493 Shares, which were purchased by the Selling
      Shareholders, have been duly authorized, and, when issued, constituted or will constitute duly authorized, legally issued, fully paid and nonassessable shares of common stock of the Company.

      The 3,590,493 Shares, which will be issued to the Selling
      Shareholders upon the exercise of warrants, have been duly authorized, and, upon issuance and receipt of payment therefore in accordance with the terms of the warrants, will constitute duly authorized, legally issued, fully paid an nonassessable shares of common stock of the Company.

 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above, and to the reference to our firm in the Prospectus constituting a part of the Registration Statement.

                                           Very truly yours,

                                         BOGLE & GATES P.L.L.C.

                                       /s/ Bogle & Gates P.L.L.C.









                                                                 Exhibit 23.2

                       CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Form S-3 Registration Statement and related Prospectus of our report dated May 2, 1996 included in the Bioject Medical Technologies Inc. Annual Report on Form 10-K for the fiscal year ended March 31, 1996 and to all references to our firm included in this Registration Statement and related Prospectus.


                                                /s/ Arthur Andersen L.L.P.

Portland, Oregon,
  January 10, 1997